As filed with the Securities and Exchange Commission on September 27, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EngageSmart, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	83-2785225
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

30 Braintree Hill Office Park, Suite 101, Braintree, Massachusetts 02184

(Address of Principal Executive Offices) (ZIP Code)

ENGAGESMART, INC. AMENDED AND RESTATED 2009 EQUITY INCENTIVE PLAN

ENGAGESMART, INC. AMENDED AND RESTATED 2015 STOCK OPTION PLAN

ENGAGESMART, INC. 2021 INCENTIVE AWARD PLAN

ENGAGESMART, INC. 2021 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

Charles Kallenbach

General Counsel EngageSmart, Inc.

30 Braintree Hill Office Park, Suite 101

Braintree, Massachusetts 02184

(Name and address of agent for service)

(781) 848-3733

(Telephone number, including area code, of agent for service)

Copies to:

IAN D. SCHUMAN

STELIOS G. SAFFOS

BRITTANY D. RUIZ

LATHAM & WATKINS LLP

1271 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK

10020

(212) 906-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share
Amended and Restated 2009 Equity Incentive Plan	111,867 (2)	$0.39 (6)	$43,628.13	$4.76
Amended and Restated 2015 Stock Option Plan	11,101,564 (3)	$4.31 (7)	$47,847,740.84	$5,220.19
2021 Incentive Award Plan	14,798,186 (4)	$26.00 (8)	$384,752,836.00	$41,976.54
2021 Employee Stock Purchase Plan	2,219,728 (5)	$26.00 (8)	$57,712,928.00	$6,296.49
Total	28,231,345	—	$490,357,132.97	$53,497.98

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock, par value $0.001 per share (“Common Stock”), of EngageSmart, Inc. (the “Company”) that become issuable under the Company’s Amended and Restated 2009 Equity Incentive Plan (the “2009 Plan”), the Company’s Amended and Restated 2015 Stock Option Plan (the “2015 Plan”), the Company’s 2021 Incentive Award Plan (the “2021 Plan”) and the Company’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”), in each case by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Represents 111,867 shares of Common Stock issuable upon the exercise of outstanding options under the 2009 Plan as of September 27, 2021.
(3)	Represents 11,101,564 shares of Common Stock issuable upon the exercise of outstanding options under the 2015 Plan as of September 27, 2021.
(4)

Represents 14,798,186 shares of Common Stock reserved for issuance under the 2021 Plan. The number of shares of Common Stock reserved for issuance under the 2021 Plan will automatically increase on January 1 of each calendar year from January 1, 2022 through January 1, 2031, by that number of shares of Common Stock equal to the lesser of (i) 5% of the shares of Common Stock outstanding on the last day of the immediately preceding fiscal year and (ii) such smaller number of shares of Common Stock as determined by the board of directors of the Company.

(5)

Represents 2,219,728 shares of Common Stock reserved for issuance under the 2021 ESPP. The number of shares of Common Stock reserved for issuance under the Company’s 2021 ESPP will automatically increase on January 1 of each calendar year from January 1, 2022 through January 1, 2031, by that number of shares of Common Stock equal to the lesser of (A) 1% of the shares of Common Stock outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of shares of Common Stock as determined by the board of directors of the Company.

(6)

Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $0.39 per share (rounded up to the nearest cent) for outstanding stock options granted under the 2009 Plan.

(7)

Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $4.31 per share (rounded up to the nearest cent) for outstanding stock options granted under the 2015 Plan.

(8)

Pursuant to Rule 457(c) and Rule 457(h) of the Securities Act of 1933, and solely for the purposes of calculating the amount of the registration fee, the proposed maximum offering price is based on the initial public offering price of the Common Stock ($26.00 per share).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed or to be filed (other than portions of those documents furnished or otherwise not deemed filed) by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated into this Registration Statement by reference, as of their respective dates:

(a)

the Company’s final prospectus filed with the Commission on September  24, 2021, including all amendments and exhibits thereto, pursuant to Rule 424(b) under the Securities Act, relating to the registration statement on Form S-1, as amended (File No. 333-259101); and

(b)

the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A dated September 23, 2021 (File No. 001-40835) filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities then remaining unsold shall be deregistered, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of the filing of such documents.

For purposes of this Registration Statement and the related prospectus, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or replaces such statement. Any statement so modified shall not be deemed in its unmodified form to constitute part of this Registration Statement or the related prospectus.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware (“DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s amended and restated certificate of incorporation provides that no director of EngageSmart, Inc. shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Company’s amended and restated certificate of incorporation provides that the Company will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Company) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Company’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Company’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The Company’s amended and restated certificate of incorporation provides that the Company will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of the Company to procure a judgment in the Company’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Company’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Company’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the Company against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

The Company has entered into indemnification agreements with each of its directors and officers. These indemnification agreements may require the Company, among other things, to indemnify its directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of the Company’s directors or officers, or any of the Company’s subsidiaries or any other company or enterprise to which the person provides services at the Company’s request.

The Company maintains a general liability insurance policy that covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement the Company enters into in connection with the sale of Common Stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, the Company, its directors and officers and persons who control the Company within the meaning of the Securities Act, against certain liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description

4.1	Form of Amended and Restated Certificate of Incorporation of EngageSmart, Inc., to be effective immediately prior to the completion of the initial public offering (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement (File No. 333-259101), filed on September 13, 2021 with the Commission).

4.2	Form of Amended and Restated Bylaws of EngageSmart, Inc., to be effective immediately prior to the completion of the initial public offering (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement (File No. 333-259101), filed on September 13, 2021 with the Commission).

5.1*	Opinion of Latham & Watkins LLP

23.1*	Consent of Deloitte & Touche LLP as to EngageSmart, Inc.

23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page hereto)

99.1*	EngageSmart, Inc. Amended and Restated 2009 Equity Incentive Plan

99.2	EngageSmart, Inc. Amended and Restated 2015 Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement (File No. 333-259101), filed on August 27, 2021 with the Commission).

99.3	EngageSmart, Inc. 2021 Incentive Award Plan (incorporated by reference to Exhibit 10.16 to the Registrant’s Registration Statement (File No. 333-259101), filed on September 13, 2021 with the Commission).

99.4	Form of Restricted Stock Unit Grant Notice and Agreement under the 2021 Incentive Award Plan (incorporated by reference to Exhibit 10.17 to the Registrant’s Registration Statement (File No. 333-259101), filed on September 13, 2021 with the Commission).

99.5	Form of Stock Option Grant Notice and Agreement under the 2021 Incentive Award Plan. (incorporated by reference to Exhibit 10.18 to the Registrant’s Registration Statement (File No. 333-259101), filed on September 13, 2021 with the Commission).

99.6	EngageSmart, Inc. 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.19 to the Registrant’s Registration Statement (File No. 333-259101), filed on September 13, 2021 with the Commission).

*	Filed herewith.

Item 9. Undertakings.

A. The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Braintree, State of Massachusetts, on September 27, 2021.

ENGAGESMART, INC.

By	/s/ Robert P. Bennett
Robert P. Bennett
Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

Each of the undersigned officers and directors of EngageSmart, Inc. hereby constitutes and appoints Robert P. Bennett and Cassandra Hudson, and each of them any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, each acting alone, or such person’s substitute or substitutes, lawfully may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert P. Bennett	Chief Executive Officer (Principal Executive Officer)	September 27, 2021
Robert P. Bennett

/s/ Cassandra Hudson	Chief Financial Officer (Principal Financial and Accounting Officer)	September 27, 2021
Cassandra Hudson

/s/ Paul G. Stamas	Director	September 27, 2021
Paul G. Stamas

/s/ Matthew G. Hamilton	Director	September 27, 2021
Matthew G. Hamilton

/s/ David Mangum	Director	September 27, 2021
David Mangum

/s/ Preston McKenzie	Director	September 27, 2021
Preston McKenzie

/s/ Raph Osnoss	Director	September 27, 2021
Raph Osnoss

/s/ Deborah Dunnam	Director	September 27, 2021
Deborah Dunnam

/s/ Ashley Glover	Director	September 27, 2021
Ashley Glover